Exhibit 99.1

News

Investor Contact: Chip Merritt

610-738-6376

 cmerritt@cephalon.com

Media Contact: Robert W. Grupp

610-738-6402

rgrupp@cephalon.com

For immediate release:

Cephalon, Inc. Reports Record Financial Results for 2003

Annual Sales and Earnings Exceed Expectations;

Annual Sales Increase 47 Percent;

Cephalon Reiterates 2004 Sales and Earnings Guidance;

Cephalon Introduces First Quarter 2004 Sales and Earnings Guidance

West Chester, PA – February 12, 2004 – Cephalon, Inc. (Nasdaq: CEPH) today reported 2003 revenue of $714.8 million and diluted earnings per share of $1.44, which includes a $9.8 million pre-tax charge related to the early retirement of debt that was recorded in the third quarter.  Excluding this charge, adjusted diluted earnings per share for 2003 were $1.54, exceeding the company’s guidance of $1.52 per share.  These results compare with revenue of $506.9 million and adjusted diluted earnings per share of $1.26 in 2002.

Sales in 2003 totaled $685.3 million, compared to $465.9 million in 2002.  Sales of PROVIGIL® (modafinil) Tablets [C-IV] increased 40 percent over 2002 to $290.5 million.  Sales of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] increased 87 percent to $237.5 million, and sales of GABITRIL® (tiagabine hydrochloride) increased 31 percent to $63.7 million.  In addition, Cephalon reported other product sales of $93.6 million in 2003.

Robust prescribing activity for the company’s three key products continued in 2003.  Total prescriptions for ACTIQ, GABITRIL, and PROVIGIL in the United States increased 42 percent over 2002 and exceeded 2.4 million prescriptions.

For the fourth quarter of 2003, the company reported total revenue of $211.2 million, sales of $202.5 million, and diluted earnings per share of $0.52.

—more—

SOURCE:  Cephalon, Inc. - 145 Brandywine Parkway - West Chester, PA  19380-4245 - (610) 344-0200 - Fax (610) 344-0981

“2003 was another outstanding year for Cephalon.  We delivered another year of record sales and earnings and we achieved critical manufacturing, clinical, and regulatory milestones necessary for future growth,” said Frank Baldino Jr., Ph.D., Chairman and CEO of Cephalon.  “These accomplishments position us for a transformational year in 2004.”

PROVIGIL is the first prescription medicine ever approved by the FDA for treatment of excessive sleepiness associated with obstructive sleep apnea/hypopnea syndrome and shift work sleep disorder. These disorders afflict millions of Americans.  Cephalon’s newly expanded sales force now will expand its reach to call on thousands of primary care physicians for the first time in an effort to educate physicians about appropriate diagnosis and treatment of these patients.

Cephalon anticipates conducting an unprecedented number of significant clinical studies in 2004 to augment its successful franchises with new products and expanded labels.  Specifically, the company expects to conduct the following studies:

•                  R-modafinil, for treatment of excessive sleepiness;

•                  Modafinil for treatment of attention deficit hyperactivity disorder (ADHD);

•                  A sugar-free formulation of ACTIQ for management of breakthrough cancer pain;

•                  GABITRIL for treatment of anxiety and insomnia;

•                  CEP-1347 for treatment of Parkinson’s Disease; and

•                  OraVescent® fentanyl for pain management (pending closure of the CIMA LABS INC. transaction).

Cephalon is reiterating 2004 sales guidance of $900-$950 million; this includes PROVIGIL sales of $375-$425 million, ACTIQ sales of $325-$375 million, GABITRIL sales of $80-$90 million, other products sales of $80-$90 million, and 2004 diluted earnings per share guidance of approximately $2.00, a 30 percent increase over adjusted diluted earnings per share in 2003.

The company is introducing first quarter sales guidance of $210-$215 million and diluted earnings per share guidance of $0.28, a 33 percent increase over the diluted earnings per share in the first quarter of 2003.  Consistent with prior years, the company expects continued sales growth to yield greater earnings per share as 2004 progresses.  2004 guidance excludes the impact of closing the CIMA LABS INC. transaction.

Cephalon’s management will discuss the company’s 2003 results with analysts and investors during a conference call beginning at 5 p.m. U.S. EST on Thursday, February 12, 2004. To participate in the conference call, dial 913-981-5518 and refer to Conference Code Number 708177. Individual investors are encouraged to log onto the “Investor Relations” section of www.cephalon.com and click on the “Webcast” link to access the live call.

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Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs approximately 1,600 people in the United States and Europe. U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States: PROVIGIL, GABITRIL, ACTIQ and more than 20 products internationally. Full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, including certain planned clinical studies in 2004,  interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, including the anticipated quarterly trend of such guidance in 2004, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial results attached to this press release include “Adjusted EBITDA”, “Adjusted Net Income”, “Basic Adjusted Net Income per Common Share”, “Diluted Adjusted Net Income Per Common Share”, and “Diluted Earnings Per Share Guidance” amounts which are considered “non-GAAP financial measures” under SEC rules.  As required, we have provided reconciliations of these measures.  Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

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Cephalon, Inc. and Subsidiaries

Consolidated Statement of Operations

(Amounts in Thousands, Except per Share)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues:
Sales	$202,505	$139,009	$685,250	$465,943
Other revenues	8,735	5,297	29,557	40,954
	211,240	144,306	714,807	506,897
Costs and Expenses:
Cost of sales	27,092	25,418	92,375	74,237
Research and development	52,941	36,327	170,277	128,276
Selling, general and administrative	68,348	42,372	252,033	172,782
Depreciation and amortization	11,515	10,407	44,073	35,457
	159,896	114,524	558,758	410,752

Income from operations	51,344	29,782	156,049	96,145

Other Income and Expense:
Interest income	3,161	3,515	11,298	14,095
Interest expense	(6,331)	(8,809)	(28,905)	(38,215)
Charge on early extinguishment of debt	—	—	(9,816)	(7,142)
Other income (expense), net	(101)	(608)	1,688	(2,450)

Income before income taxes	48,073	23,880	130,314	62,433

Income tax (expense) benefit, net	(16,848)	116,114	(46,456)	112,629

Income before cumulative effect of changing inventory costing method	31,225	139,994	83,858	175,062

Cumulative effect of changing inventory costing method from FIFO to LIFO	—	—	—	(3,534)

Income applicable to common shares	$31,225	$139,994	$83,858	$171,528

Basic income per common share:
Income per common share excluding cumulative effect of changing inventory method	$0.56	$2.53	$1.51	$3.17
Cumulative effect of changing inventory costing method	—	—	—	(0.06)
	$0.56	$2.53	$1.51	$3.11
Diluted income per common share:
Income per common share excluding cumulative effect of changing inventory method	$0.52	$2.13	$1.44	$2.84
Cumulative effect of changing inventory costing method	—	—	—	(0.05)
	$0.52	$2.13	$1.44	$2.79

Weighted average number of common shares outstanding	55,706	55,250	55,560	55,104

Weighted average number of common shares outstanding-assuming dilution	64,766	67,619	64,072	67,442

OTHER DATA:

Reconciliation of Income Applicable to Common Shares to Adjusted Net Income:

Income applicable to common shares	$31,225	$139,994	$83,858	$171,528

Certain charges:
Deferred tax valuation adjustment	—	(116,720)	—	(116,720)
CNS joint venture (a)	—	—	—	6,481
Charge on early extinguishment of debt, net of tax	—	—	6,282	7,142
Cumulative effect of changing inventory costing method	—	—	—	3,534

Adjusted Net Income	$31,225	$23,274	$90,140	$71,965

Basic adjusted net income per common share	$0.56	$0.42	$1.62	$1.31

Diluted adjusted net income per common share	$0.52	$0.41	$1.54	$1.26

Weighted average number of common shares outstanding	55,706	55,250	55,560	55,104

Weighted average number of common shares outstanding - assuming dilution	64,766	56,957	64,072	56,976

(a) Includes $3,508,000 from selling, general and administrative expense and $2,973,000 from other expense.

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Reconciliation of Income from Operations to Adjusted EBITDA:

Income from operations	$51,344	$29,782	$156,049	$96,145

Depreciation and amortization	11,515	10,407	44,073	35,457

Adjusted EBITDA *	$62,859	$40,189	$200,122	$131,602

* Adjusted EBITDA is defined as income from operations less depreciation and amortization, and therefore, by definition, also excludes interest income and expense, charge on early extinguishment of debt, foreign currency exchange, income tax expense, and cumulative effect of changing inventory costing method.

Cephalon, Inc. and Subsidiaries

Sales Detail

(Amounts in Thousands)

	Three Months Ended December 31,		% Increase	Year Ended December 31,		% Increase
	2003	2002	(Decrease)	2003	2002	(Decrease)
Sales:
Provigil	$85,408	$57,838	48%	$290,465	$207,204	40%
Actiq	73,151	43,923	67%	237,467	126,725	87%
Gabitril	19,226	15,055	28%	63,699	48,760	31%
Other	24,720	22,193	11%	93,619	83,254	12%

	$202,505	$139,009	46%	$685,250	$465,943	47%

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	December 31, 2003	December 31, 2002
Assets

Cash, cash equivalents and investments	$1,155,163	$582,688

Receivables, net	86,348	83,130

Inventory, net	61,249	54,299

Other current assets	9,198	9,793

Property and equipment, net	126,442	90,066

Goodwill	298,769	298,769

Other intangible assets, net	326,445	351,719

Debt issuance costs, net	35,250	21,406

Deferred tax asset, including current portion, net	226,478	170,072

Other assets	56,314	27,148

	$2,381,656	$1,689,090

Liabilities and stockholders’ equity

Accounts payable and accrued expenses	$127,629	$103,533

Deferred revenue, including current portion	2,158	2,680

Debt, including current portion	1,419,054	876,299

Deferred tax liabilities	45,665	52,666

Other liabilities	16,780	11,327

Stockholders’ equity	770,370	642,585

	$2,381,656	$1,689,090